Filed in the Office of	Business Number
Barbara K. Cegavske	Filing Number 20222119080
Secretary of State State Of Nevada	Filed On 02/23/2022 08:54:51 AM
	Number of Pages 7

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

NaturalShrimp Incorporated

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Corporation hereby designates a series of Preferred Stock which shall consist of 750,000 shares of Series F Convertible Preferred Stock.

See attached Certificate of Designation of Series F Convertible Preferred Stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

x *Gerald Easterling*

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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CERTIFICATE OF DESIGNATION
OF
SERIES F CONVERTIBLE PREFERRED STOCK
OF
NATURALSHRIMP INCORPORATED

(Pursuant to NRS 78.1955)

The following is a statement of the powers, designations, preferences, limitations, restrictions and relative rights of a series of preferred stock of NaturalShrimp Incorporated., a Nevada corporation (the "Company"), as authorized on February 22 , 2022, by the board of directors of the Company (the "Board"), for the purposes of establishing a series of the Company's authorized preferred stock, $0.0001 par value per share ("Preferred Stock"), designated as Series F Convertible Preferred Stock, and fixing the relative rights and preferences thereof:

1. DESIGNATION AND NUMBER. A series of Preferred Stock, designated as Series F Convertible Preferred Stock ("Series F Preferred Stock"), is hereby established. The number of authorized shares of Series F Preferred Stock shall initially be Seven Hundred Fifty Thousand (750,000) shares. The number of shares of Series F Preferred Stock authorized or outstanding shall not be affected by a subdivision of the Company's common stock, par value $0.0001 per share (the "Common Stock") (by any forward stock split, stock dividend, recapitalization or otherwise) into a greater number of shares, or by a combination of the Common Stock (by combination, reverse stock split or otherwise) into a smaller number of shares.

2. DIVIDENDS. Commencing on the date of the issuance of any share of Series F Preferred Stock, (in each case, the "Issuance Date"), the holders of the Series F Preferred Stock shall not be entitled to receive dividends.

3. LIQUIDATION RIGHTS. The holders of Series F Preferred Stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary.

4. CONVERSION OF SERIES F PREFERRED STOCK.

(a) Conversion Option After Three Years. At any time after the three year anniversary of each respective Issuance Date, each individual holder shall have the right, at each individual holder's sole option, to convert all of the shares of Series F Preferred Stock that such individual holds into shares of fully paid and nonassessable shares of Common Stock in an amount equal to 8% (eight percent) of the Company's issued and outstanding shares of Common Stock as of the close of business on the day the Notice of Conversion (as defined in Section 4(a)) is sent to the Company. For the sake of clarity: (i) each individual holder cannot convert a portion of such holder's shares of Series F Preferred Stock; rather, each individual holder must convert all of such holder's holdings at the same time; and (ii) a reverse or forward stock split of the Common Stock will not affect the conversion rate. By way of example only, if, on the day the Notice of Conversion is sent to the Company, there are: (i) ONE HUNDRED MILLION (100,000,000) shares of Common Stock outstanding then the entirety of each individual holder's shares of Series F Preferred Stock shall convert into EIGHT MILLION (8,000,000) shares of Common Stock; or (ii) due to a 1:10 reverse stock split conducted one week prior to the day the Notice of Conversion is sent to the Company, there are TEN MILLION (10,000,000) shares of Common Stock outstanding then the entirety of each individual holder's shares of Series F Preferred Stock shall convert into EIGHT HUNDRED THOUSAND (800,000) shares of Common Stock.

(b) Mechanics of Conversion. Each individual holder of Series F Preferred Stock may only convert all of their shares of Series F Preferred Stock in one transaction. If the holder elects to convert all of its shares of the Series F Preferred Stock, it shall deliver three (3) days' written notice thereof via email or overnight mail a notice of conversion (the "Notice of Conversion") to the Company, listing the conversion date (the "Conversion Date") which Notice of Conversion shall indicate (i) t the holder is electing to convert all of their shares of Series F Preferred Stock, (ii) the Conversion Date under Section 4(b) herein, and (iii) the manner and the place designated for the surrender of the certificate or certificates representing the shares to be converted.

5. VOTE TO CHANGE THE TERMS OF THE SERIES F PREFERRED STOCK. Without the prior written consent of the holders of not less than two-thirds (2/3) of the outstanding shares of the Series F Preferred Stock, the Company shall not (i) amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series F Preferred Stock; or (ii) amend, modify or repeal any provision of the Articles of Incorporation or the Company's By-Laws in a manner that would adversely affect or otherwise impair the rights of the holders of the shares of the Series F Preferred Stock pursuant to this Certificate of Designation relative to the holders of shares of Common Stock.

6. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock certificates representing shares of the Series F Preferred Stock ("Series F Preferred Stock Certificates"), and, in the case of loss, theft or destruction, of any indemnification undertaking or bond, in the Company's discretion, by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Series F Preferred Stock Certificate(s), the Company shall execute and deliver new Series F Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Series F Preferred Stock Certificates if the holder thereof contemporaneously requests the Company to convert such shares of the Series F Preferred Stock into the Common Stock.

7. VOTING. On all matters submitted to a vote of the holders of the Common Stock, including, without limitation, the election of directors:

(a) On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series F Preferred Stock shall be entitled to cast one thousand (1,000) votes per each share of Series F Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law, the Articles of Incorporation, or by the other provisions of this Certificate of Designation or any other series of preferred stock's certificate of designation, holders of Series F Preferred Stock shall vote together with the holders of shares of Common Stock and the Series A Preferred Stock, or any other series of preferred stock having the right to vote on such matter, as a single class.

(b) Adjustment of Voting Rights Upon Subdivision or Combination of the Common Stock. If the Company at any time subdivides the Common Stock (by any forward stock split, stock dividend, recapitalization or otherwise) into a greater number of shares, the voting rights in effect immediately prior to such subdivision will be proportionately changed so that the voting rights are equal to the same voting rights prior to such subdivision. If the Company at any time combines the Common Stock (by combination, reverse stock split or otherwise) into a smaller number of shares, the voting rights in effect immediately prior to such combination will be proportionately changed so that the voting rights are equal to the same voting rights prior to such combination.

8. AUTOMATIC CONVERSION UPON REORGANIZATION OR CHANGE IN CONTROL. Other than a change in par value or as a result of a stock dividend or subdivision, forward stock split, reverse stock split, split-up or combination of shares, at any time after the Issuance Date, in the case of any capital reorganization, any reclassification of the stock of the Company, or a Change in Control, the shares of Series F Preferred Stock shall, at the effective time of such reorganization, reclassification, or Change in Control, be automatically converted into the kind and number of shares of stock or other securities or property of the Company or of the entity resulting from such reorganization, reclassification, or Change in Control to which such holder would have been entitled if immediately prior to such reorganization, reclassification, reorganization, reclassification, or Change in Control it had converted its shares of Series F Preferred Stock into Common Stock.

"Capital Stock" shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) shares issued by the Company, including the Common Stock and the Preferred Stock.

"Change in Control" shall mean the occurrence of any of the following:

1. the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), proxy, vote, written notice or otherwise) of the acquisition by any Person or Group, including any Group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership of more than fifty percent (50.0%) of the voting power of all of the Company's then-outstanding common equity (directly or through the acquisition of voting power of the common equity of any of the Company's direct or indirect parent entities); or

2. the consummation of (a) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person, or (b) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that (i) any transaction in which the company or any direct or indirect parent entity of the Company becomes a Subsidiary of another Person, or any transaction described in clause (2)(b) above, shall not constitute a Change in Control if the Persons beneficially owning all of the voting power of the common equity of the Company or such parent entity immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, more than fifty percent (50.0%) of all voting power of the common equity of the Company or such parent entity or the surviving, continuing or acquiring company or other transferee, as applicable, immediately following the consummation of such transaction, and (ii) a "person" or "group" shall not be deemed to beneficially own securities subject to a stock purchase agreement, merger agreement or similar agreement (or any

voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

For the purposes of this Change in Control definition, (x) any transaction or event described in both clause (1) and in clause 2(a) or 2(b) above (without giving effect to the proviso set forth in this definition) will be deemed to occur solely pursuant to clause (2)(b) above (subject to such proviso); and (y) whether a Person is a "beneficial owner" and whether shares are "beneficially owned" will be determined in accordance with Rule 13d-3 under the Exchange Act.

"Group" shall mean any group of one or more persons if such group would be deemed a "group" as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

"Person" shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

"Subsidiary" shall mean, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (1) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (2) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

9. TRANSFERABILITY.

(a) The Series F Preferred Stock constitutes "restricted securities" as such term is defined in Rule 144(a)(3) under the Securities Act of 1933, as amended (the "Act"), and may only be disposed of in compliance with U.S. federal securities laws and applicable state securities or "blue sky" laws. Without limiting the generality of the foregoing, the Series F Preferred Stock may not be offered for sale, sold, transferred, assigned, pledged or otherwise distributed (a "Transfer") unless (i) the Company gives its written consent to a Transfer which such written consent may be withheld in the Company's sole discretion; and (ii) (a) the shares of Series F Preferred Stock are registered under the Act, (b) the holder of the Series F Preferred Stock shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company, in a form generally acceptable to the Company, to the effect that such shares of Series F Preferred Stock to be Transferred may be Transferred pursuant to an exemption from such registration, or (c) the holder provides the Company and its legal counsel with assurance reasonably acceptable to the Company that such Series F Preferred Stock shares can be Transferred pursuant to Rule 144A promulgated under the Act;

(b) So long as is required by this Section 9, the Series F Preferred Stock Certificates shall bear any legends as required by applicable state securities or "blue sky" laws, in addition to the following restrictive legend (and that a stop-transfer order shall be placed against transfer of such certificates):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

(c) The Company shall keep at its principal office, or at the offices of its transfer agent, a register of the Series F Preferred Stock. Upon the surrender of any Series F Preferred Stock Certificate at such place, the Company, at the request of the record holder of such certificate, shall execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series F Preferred Stock represented by the surrendered certificate. Each such new Series F Preferred Stock Certificate shall be registered in such name and shall represent such number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate, provided that all Series F Preferred Stock Certificates will be issued in amounts equal to, or divisible by, Two Hundred Fifty Thousand (250,000) shares, and shall be substantially identical in form to the surrendered certificate.

10. NOTICES. Any and all notices to the Company shall be addressed to the Company's President or Chief Executive Officer at the Company's principal place of business on file with the Secretary of State of the State of Nevada. Any and all notices or other communications or deliveries to be provided by the Company to any holder of Series F Preferred Stock hereunder shall be in writing and delivered personally, by email, facsimile, or by a nationally recognized overnight courier service addressed to each holder at the email address, facsimile telephone number or address of such holder appearing on the books of the Company, or if no such email address, facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email or facsimile at the email address or facsimile telephone number of such holder appearing on the books of the Company prior to 11:59 p.m. Eastern time on such date, or (b) upon actual receipt by the party to whom such notice is required to be given.